Putnam Money Market Fund, March 31, 2018, semi-annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		      3,651
Class B	  		 40
Class C	  		114
Class M	  		137

72DD2

Class R	  		 30
Class T1	         11

73A1

Class A		     0.0049
Class B		     0.0049
Class C		     0.0049
Class M		     0.0049

73A2

Class R		     0.0049
Class T1             0.0049

74U1

Class A	            747,786
Class B	 	      7,153
Class C	   	     26,806
Class M	  	     27,456

74U2

Class R	  	      5,233
Class T1	      2,101

74V1

Class A		       1.00
Class B		       1.00
Class C		       1.00
Class M		       1.00

74V2

Class R		       1.00
Class T1	       1.00

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.